WAIVER AND CONSENT
                                OF THE HOLDERS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK,
                      SERIES B CONVERTIBLE PREFERRED STOCK,
                      SERIES C CONVERTIBLE PREFERRED STOCK,
                      SERIES D CONVERTIBLE PREFERRED STOCK,
                      SERIES E CONVERTIBLE PREFERRED STOCK
                                       AND
                          CONVERTIBLE PROMISSORY NOTES
                                OF BLUEFLY, INC.

          The undersigned, constituting the holders of all of the issued and outstanding shares of the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), the Series B Convertible Preferred Stock (the "Series B Preferred Stock"), the Series C Convertible Preferred Stock (the "Series C Preferred Stock"), the Series D Convertible Preferred Stock (the "Series D Preferred Stock") and the Series E Convertible Preferred Stock (the "Series E Preferred Stock"), and all of the convertible promissory notes of the Company dated July 16, 2003 and October 17, 2003 (collectively, the "Promissory Notes"), of Bluefly, Inc., a Delaware corporation (the "Corporation"), hereby covenant and agree as follows and adopt the following resolutions pursuant to Section 228 of the General Corporation Law of the State of Delaware in lieu of holding meetings of the holders of Series A Preferred Stock (the "Series A Preferred Stockholders"), the holders of Series B Preferred Stock (the "Series B Preferred Stockholders"), the holders of Series C Preferred Stock (the "Series C Preferred Stockholders"), the holders of the Series D Preferred Stock (the "Series D Preferred Stockholders") and the holders of the Series E Preferred Stock (the "Series E Preferred Stockholders"), and direct that this waiver and consent be filed with the minutes of the Corporation:

          WHEREAS, the Corporation desires to issue and sell to PEF Advisors, LLC, Quantum Industrial Partners LDC and SFM Domestic Investments LLC (collectively, the "Investors"), pursuant to a Preferred Stock and Warrant Purchase Agreement substantially in the form attached hereto as Exhibit A (the "Preferred Stock Purchase Agreement") for an aggregate purchase price of $7,000,000, an aggregate of 7,000 shares (the "Purchased Shares") of newly-designated Series F Convertible Preferred Stock, par value $0.01 per share (the "Series F Preferred Stock"), having the rights and preferences set forth in the Certificate of Designations of Series F Preferred Stock attached hereto as Exhibit B;

          WHEREAS, pursuant to the Preferred Stock Purchase Agreement, the Company will also sell to the Investors warrants (the "Warrants") to purchase shares of the Company's Common Stock, $.01 par value (the "Common Stock").

          WHEREAS, Sections 5.5.1 and 5.6.1 of the Corporation's certificate of incorporation (the "Certificate of Incorporation") provide that, without the approval of the holders of a majority of each of the Series A Preferred Stock and Series B Preferred Stock, each voting separately as a class, the Corporation shall not, among other things, issue or sell securities of the Corporation;

          WHEREAS, Section 5.1 of the respective Certificates of Designations relating to each of the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (collectively, the "Certificates of Designations") provide that, without the approval of the holders of a majority of each of the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, each voting separately as a class, the Corporation shall not, among other things, issue or sell securities of the Corporation;

          WHEREAS, Section 5.11 of the Certificate of Incorporation provides certain preemptive rights to the Series A Preferred Stockholders and Series B Preferred Stockholders with respect to certain proposed issuances of securities of the Corporation;

          WHEREAS, Section 9 of each of the Certificates of Designations provides certain preemptive rights to the Series C Preferred Stockholders, Series D Preferred Stockholders and Series E Preferred Stockholders (as applicable) with respect to certain proposed issuances of securities of the Corporation; and

          WHEREAS, each of the Promissory Notes provides the holder thereof with the right to convert such note into Shares and Warrants in connection with the transactions contemplated by the Preferred Stock Purchase Agreement (the "Note Conversion Rights").

NOW, THEREFORE, BE IT:

          RESOLVED, that (1) the designation of the Series F Preferred Stock,
(2) the issuance and sale to the Investors, pursuant to the Preferred Stock Purchase Agreement, of the Shares and the Warrants and (3) the issuance of shares of Common Stock upon the conversion of the Shares and/or exercise of the Warrants are each hereby approved in all respects; and it is further

          RESOLVED, that the preemptive rights granted to the Series A Preferred Stockholders and Series B Preferred Stockholders pursuant to Section 5.11 of the Certificate of Incorporation, and the preemptive rights granted to the Series C Preferred Stockholders, Series D Preferred Stockholders and Series E Preferred Stockholders pursuant to Section 9 of the applicable Certificate of Designations are hereby waived with respect to (1) the issuance and sale of the Shares and the Warrants to the Investors pursuant to the Preferred Stock Purchase Agreement and (2) the issuance of shares of Common Stock upon the conversion of the Shares and/or exercise of the Warrants; and it is further

          RESOLVED, that the Note Conversion Rights are hereby waived with respect to the issuance of the Shares and the Warrants; and it is further

          RESOLVED, that this waiver and consent may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have caused this waiver and consent to be executed as of this 24th day of June, 2005.


                                               QUANTUM INDUSTRIAL PARTNERS LDC


                                               By: ____________________________
                                               Name:
                                               Title:


                                               SFM DOMESTIC INVESTMENTS LLC


                                               By: ____________________________
                                               Name:
                                               Title: